TransUnion Reports Third Quarter 2015 Results

•	Revenue of $389 million, an increase of 15 percent (18 percent on a local currency basis) compared with the third quarter of 2014

•	Adjusted EBITDA of $140 million, an increase of 11 percent (14 percent on a local currency basis1) compared with the third quarter of 2014

CHICAGO, Oct. 27, 2015 - TransUnion (NYSE: TRU, the “Company”) today announced financial results for the quarter ended September 30, 2015.

Total revenue was $389 million, an increase of 15 percent (18 percent on a local currency basis) compared with the third quarter of 2014. The net loss attributable to TransUnion was $4 million compared with a net loss attributable to TransUnion of $3 million in the third quarter of 2014. Diluted earnings per share was $(0.02) flat compared with the third quarter of 2014.

Adjusted EBITDA was $140 million, an increase of 11 percent (14 percent on a local currency basis) compared with the third quarter of 2014, as the increase in revenue was partially offset by investments in the business to drive future growth and more efficient operations. Adjusted Net Income was $56 million, an increase of 41 percent compared with the third quarter of 2014. Adjusted Diluted Earnings per Share was $0.30 compared with $0.27 in the third quarter of 2014.

“We delivered another quarter of double-digit revenue and Adjusted EBITDA growth, driven by broad-based, organic growth in all segments on a local currency basis," said Jim Peck, TransUnion’s president and chief executive officer. “We are seeing strong business and consumer demand for our core offerings and new, innovative solutions across our verticals, channels and geographies. This robust performance is enabling further investments in key strategic growth and productivity initiatives that will drive diversified top-line growth and long-term operating leverage. We expect a strong finish in the fourth quarter to cap off what has been a very good year.”

Segment Highlights

U.S. Information Services (USIS)

Total USIS revenue was $244 million, an increase of 14 percent compared with the third quarter of 2014, driven by double-digit revenue growth across all platforms. Online Data Services revenue was $159 million, an increase of 11 percent, driven primarily by an increase in credit report volumes. Marketing Services revenue was $40 million, an increase of 12 percent, due primarily to an increase in demand for custom data sets and archive information driven by demand for new solutions and revenue from acquisitions. Decision Services revenue was $45 million, an increase of 27 percent, due primarily to revenue growth in the healthcare and insurance markets and revenue from acquisitions.

Operating income was $47 million, an increase of 36 percent compared with the third quarter of 2014. Adjusted Operating Income was $87 million, an increase of 9 percent compared with the third quarter of 2014. The increase in Adjusted Operating Income was due primarily to the increase in revenue along with savings enabled by the initiative to transform our technology platform, partially offset by investments in key strategic growth initiatives and additional depreciation and amortization.

International

International revenue was $69 million, flat compared with the third quarter of 2014. On a local currency basis, International revenue increased 17 percent. Developed markets revenue was $25 million, an increase of 2 percent (15 percent on a local currency basis) compared with the third quarter of 2014. Emerging markets revenue was $44 million, a decrease of 1 percent (increase of 18 percent on a local currency basis) compared with the third quarter of 2014.

Operating income was $8 million, a decrease of 7 percent compared with the third quarter of 2014. Adjusted Operating Income was $19 million, a decrease of 10 percent compared with the third quarter of 2014. On a local currency basis, Adjusted Operating Income increased 5 percent. 2 The increase in local currency revenue was offset by investments in cost management initiatives to drive operating efficiencies and long-term margin expansion, along with additional depreciation and amortization.

Consumer Interactive

Consumer Interactive revenue was $80 million, an increase of 37 percent compared with the third quarter of 2014, driven by an increase in revenue from both the direct and indirect channels.

Operating income was $32 million, an increase of 68 percent compared with the third quarter of 2014. Adjusted Operating Income was $34 million, an increase of 51 percent compared with the third quarter of 2014. The increase in Adjusted Operating Income was driven primarily by the increase in revenue, partially offset by an increase in variable product costs associated with the increased revenue and investments in advertising.

1 Local currency calculated by restating prior year Adjusted EBITDA using the current year exchange rates.
2 Local currency calculated by restating prior year Adjusted Operating Income using the current year exchange rates.

Liquidity and Capital Resources

Cash and cash equivalents were $129 million at September 30, 2015 and $78 million at December 31, 2014.
Total debt, including the current portion of long-term debt, decreased to $2.2 billion at September 30, 2015 compared with $2.9 billion at December 31, 2014. On July 15, 2015, the Company used the proceeds from the Senior Secured Term Loan A together with the net IPO proceeds to redeem all of the outstanding 9.625% and 8.125% Senior Notes, including unpaid accrued interest and an early redemption premium.

For the nine months ended September 30, 2015, cash provided by operating activities was $206 million compared with $110 million for the same period ended 2014, due primarily to the increase in revenue along with a decrease in cash paid for interest. Cash used in investing activities was $118 million compared with $165 million for the same period ended 2014, due to lower acquisition activity and lower capital expenditures. Capital expenditures were $96 million compared with $118 million for the same period ended 2014. Total capital expenditures are expected to be lower in 2015 than 2014 as the improvements to the Company’s corporate headquarters are complete and investments in the initiative to transform its technology platform have decreased. Cash used in financing activities was $33 million compared to a source of cash of $49 million for the same period ended 2014, due primarily to the net pay down of debt, partially offset by the net proceeds from the IPO.

Fourth Quarter and Full Year Outlook

For the fourth quarter, consolidated revenue is expected to be between $367 million and $369 million, an increase of approximately 9 to 10 percent (13 percent on a local currency basis) compared with the fourth quarter of 2014. Adjusted EBITDA is expected to be between $125 million and $127 million, an increase of approximately 8 to 9 percent (11 to 12 percent on a local currency basis) compared with the fourth quarter of 2014.

For the full year, consolidated revenue is expected to be approximately $1.489 billion, an increase of approximately 14 percent (17 percent on a local currency basis) compared with full year 2014. Adjusted EBITDA is expected to be approximately $516 million, an increase of approximately 14 percent (16 percent on a local currency basis) compared with full year 2014.

Earnings Webcast Details

In conjunction with this release, TransUnion will host a conference call and webcast today at 4:00 p.m. Central time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.

About TransUnion

TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft. www.transunion.com

Availability of Information on TransUnion's Website

Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.

Non-GAAP Financial Measures

This earnings release presents changes in revenue on a local currency basis, Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted Operating Income, segment Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Earnings per Share. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present these financial measures as supplemental measures of our operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including revenue, operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.

Local currency revenue change is defined as the percentage change in the prior year’s revenue using the current year’s foreign currency exchange rates. Adjusted EBITDA is defined as net income (loss) attributable to TransUnion plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income). Adjusted Net Income is defined as net income (loss) attributable to TransUnion plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus changes in provision for income taxes. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted-average shares outstanding. Adjusted Effective Tax Rate is defined as adjusted provision for income taxes divided by adjusted income before income taxes. Adjusted Operating Income is defined as operating income plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; our ability to effectively manage our costs; economic and political stability in international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to timely complete our multi-year technology transformation; our ability to make acquisitions and integrate the operations of acquired businesses; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; our reliance on key management personnel; our controlling stockholders; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, as modified in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion's website (www.transunion.com/tru) and on the Securities and Exchange Commission's website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.

For More Information

E-mail:        Investor.Relations@transunion.com
Telephone:    312.985.2860

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	September 30, 2015	December 31, 2014
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$128.7	$77.9
Trade accounts receivable, net of allowance of $2.8 and $2.4	230.0	200.4
Other current assets	95.0	122.7
Total current assets	453.7	401.0
Property, plant and equipment, net of accumulated depreciation and amortization of $162.6 and $123.4	177.7	181.4
Goodwill, net	1,977.7	2,023.9
Other intangibles, net of accumulated amortization of $562.9 and $407.8	1,792.8	1,939.6
Other assets	87.3	119.9
Total assets	$4,489.2	$4,665.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$94.6	$106.5
Short-term debt and current portion of long-term debt	44.2	74.0
Other current liabilities	133.7	149.4
Total current liabilities	272.5	329.9
Long-term debt	2,174.5	2,865.9
Deferred taxes	623.9	676.8
Other liabilities	28.3	22.1
Total liabilities	3,099.2	3,894.7
Redeemable noncontrolling interests	13.1	23.4
Stockholders’ equity:
Preferred stock, $0.01 par value; 100.0 million shares authorized at September 30, 2015 and no shares authorized at December 31, 2014, and no shares issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value; 1.0 billion shares and 200.0 million shares authorized at September 30, 2015 and December 31, 2014, respectively, 182.9 million and 148.5 million shares issued at September 30, 2015 and December 31, 2014, respectively, and 182.2 million shares and 147.9 million shares outstanding as of September 30, 2015 and December 31, 2014, respectively	1.8	1.5
Additional paid-in capital	1,854.1	1,137.6
Treasury stock at cost; 0.7 million shares at September 30, 2015 and December 31, 2014	(4.3)	(4.3)
Accumulated deficit	(443.5)	(430.2)
Accumulated other comprehensive loss	(182.8)	(117.5)
Total TransUnion stockholders’ equity	1,225.3	587.1
Noncontrolling interests	151.6	160.6
Total stockholders’ equity	1,376.9	747.7
Total liabilities and stockholders’ equity	$4,489.2	$4,665.8

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$389.1	$338.2	$1,120.7	$969.1
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	135.1	125.0	392.2	379.0
Selling, general and administrative	122.2	105.1	371.1	308.1
Depreciation and amortization	71.5	67.3	209.2	174.1
Total operating expenses	328.8	297.4	972.5	861.2
Operating income	60.3	40.8	148.2	107.9
Non-operating income and expense
Interest expense	(24.8)	(44.7)	(114.4)	(145.4)
Interest income	0.9	1.1	2.9	2.3
Earnings from equity method investments	2.0	3.3	6.5	10.0
Other income and (expense), net	(37.3)	(0.4)	(44.7)	45.9
Total non-operating income and expense	(59.2)	(40.7)	(149.7)	(87.2)
Income (loss) before income taxes	1.1	0.1	(1.5)	20.7
Provision for income taxes	(2.1)	(0.2)	(4.3)	(14.4)
Net income (loss)	(1.0)	(0.1)	(5.8)	6.3
Less: net income attributable to the noncontrolling interests	(3.0)	(2.5)	(7.5)	(5.7)
Net income (loss) attributable to TransUnion	$(4.0)	$(2.6)	$(13.3)	$0.6

Earnings per share:
Basic	$(0.02)	$(0.02)	$(0.08)	$—
Diluted	$(0.02)	$(0.02)	$(0.08)	$—

Weighted average shares outstanding:
Basic	182.1	147.2	159.6	147.0
Diluted	182.1	147.2	159.6	147.8

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(5.8)	$6.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	209.2	174.1
Net loss (gain) on refinancing transactions	37.6	(33.1)
Gain on fair value adjustment of equity method investments	—	(21.7)
Impairment of cost method investments	—	4.1
Amortization and loss (gain) on fair value of interest rate swaps	1.5	(0.3)
Amortization of deferred financing fees	4.6	5.4
Stock-based compensation	6.7	6.3
Provision for losses on trade accounts receivable	2.2	1.4
Equity in net income of affiliates, net of dividends	0.4	(1.0)
Deferred taxes	(15.8)	(2.8)
Amortization of senior notes purchase accounting fair value adjustment and note discount	0.8	(6.0)
Other	0.9	0.6
Changes in assets and liabilities:
Trade accounts receivable	(38.3)	(30.4)
Other current and long-term assets	15.8	10.6
Trade accounts payable	(4.5)	2.9
Other current and long-term liabilities	(9.1)	(6.3)
Cash provided by operating activities	206.2	110.1
Cash flows from investing activities:
Capital expenditures	(96.3)	(117.7)
Proceeds from sale of trading securities	0.6	1.1
Purchases of trading securities	(1.3)	(2.0)
Proceeds from sale of other investments and assets	10.9	7.2
Purchases of other investments	(12.8)	(7.4)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(28.3)	(54.8)
Acquisition-related deposits	9.1	8.8
Cash used in investing activities	(118.1)	(164.8)
Cash flows from financing activities:
Proceeds from Senior Secured Term Loan B	1,881.0	1,895.3
Extinguishment of Senior Secured Term Loan B	(1,881.0)	(1,120.5)
Proceeds from Senior Secured Term Loan A	350.0	—
Extinguishment of 9.625% and 8.125% Senior Notes	(1,000.0)	—
Extinguishment of 11.375% senior unsecured notes	—	(645.0)
Proceeds from senior secured revolving line of credit	35.0	28.5
Payments of senior secured revolving line of credit	(85.0)	(28.5)
Repayments of debt	(27.6)	(16.7)
Proceeds from initial public offering	764.5	—
Underwriter fees and other costs on initial public offering	(49.7)	—
Proceeds from issuance of common stock and exercise of stock options	2.2	1.8
Debt financing fees	(18.2)	(61.5)
Treasury stock purchases	—	(0.2)
Distributions to noncontrolling interests	(4.1)	(4.4)
Other	—	0.2
Cash (used in) provided by financing activities	(32.9)	49.0
Effect of exchange rate changes on cash and cash equivalents	(4.4)	(2.4)
Net change in cash and cash equivalents	50.8	(8.1)
Cash and cash equivalents, beginning of period	77.9	111.2
Cash and cash equivalents, end of period	$128.7	$103.1

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
Constant Currency Measures - unaudited
September 30, 2015
(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	$ Change	% Change	$ Change	% Change
Revenue:
International segment, Developed Markets:
2015 revenue	$25.0		$69.9
2014 revenue	24.4		68.0
Change on an as reported basis	0.6	2.4%	1.9	2.8%
Foreign exchange impact (1)	2.7	12.7%	6.0	10.0%
Change on a constant currency basis	$3.3	15.1%	$7.9	12.8%

International segment, Emerging Markets:
2015 revenue	$43.7		$129.9
2014 revenue	44.3		119.1
Change on an as reported basis	(0.6)	(1.2)%	10.8	9.0%
Foreign exchange impact (1)	7.0	18.7%	15.1	15.8%
Change on a constant currency basis	$6.4	17.5%	$25.9	24.8%

International segment total:
2015 revenue	$68.7		$199.8
2014 revenue	68.7		187.1
Change on an as reported basis	—	0.1%	12.7	6.8%
Foreign exchange impact (1)	9.7	16.5%	21.1	13.5%
Change on a constant currency basis	$9.7	16.6%	$33.8	20.3%

Consolidated:
2015 revenue	$389.1		$1,120.7
2014 revenue	338.2		969.1
Change on an as reported basis	50.9	15.1%	151.6	15.6%
Foreign exchange impact (1)	9.7	3.4%	21.1	2.6%
Change on a constant currency basis	$60.6	18.5%	$172.7	18.2%
(1) Foreign exchange impact refers to the change in the prior year's revenue using the current year exchange rates. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin - unaudited
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$389.1	$338.2	$1,120.7	$969.1

Net income (loss) attributable to TransUnion	$(4.0)	$(2.6)	$(13.3)	$0.6
Net interest expense	24.0	43.6	111.5	143.2
Provision for income taxes	2.1	0.2	4.3	14.4
Depreciation and amortization	71.5	67.3	209.2	174.1
EBITDA	93.6	108.5	311.7	332.3
Adjustments to EBITDA:
Stock-based compensation(1)	2.5	2.7	13.9	8.5
Mergers and acquisitions, divestitures and business optimization(2)	1.3	10.3	3.1	8.1
Technology transformation(3)	6.8	3.3	18.5	15.8
Other(4)	35.9	1.5	42.6	(26.7)
Total adjustments to EBITDA	46.5	17.8	78.1	5.7
Adjusted EBITDA	$140.1	$126.3	$389.8	$338.0

EBITDA margin	24.1%	32.1%	27.8%	34.3%
Adjusted EBITDA Margin	36.0%	37.3%	34.8%	34.9%

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three and nine months ended September 30, 2015, consisted of the following adjustments to operating income: a $0 million and $0.6 million adjustment for contingent consideration expense from previous acquisitions, and a $0.3 million and $0.3 million loss on divestiture of a business operation. For the three and nine months ended September 30, 2015, consisted of the following adjustments to non-operating income and expense: $1.0 million and $2.2 million of acquisition expenses.

For the three and nine months ended September 30, 2014, consisted of the following adjustments to operating income: $3.7 million and $11.0 million of merger and acquisition integration expenses; $5.0 million and $10.1 million of business optimization expenses; $1.5 million and $1.5 million adjustment for contingent consideration expense from previous acquisitions; and $0 million and $1.0 million of miscellaneous. For the three and nine months ended September 30, 2014, consisted of the following adjustments to non-operating income and expense: $0 million and $(21.7) million of remeasurement gains of our previously held equity interests upon purchase and consolidation of Credit Information Bureau (India) Limited; a $0 million and $4.5 million impairment charge for a cost-method investment that sold its assets and liquidated; $0.8 million and $2.1 million of acquisition expenses; and $(0.7) million and $(0.4) million of miscellaneous.
(3)Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three and nine months ended September 30, 2015, consisted of the following adjustments to operating income: $(0.5) million and $(0.5) million of miscellaneous. For the three and nine months ended September 30, 2015, consisted of the following adjustments to non-operating income and expense: $33.8 million and $37.6 million of debt refinancing expenses; $1.9 million and $2.9 million of currency remeasurement of our foreign operations; $0.4 million and $1.2 million of losses related to mark-to-market ineffectiveness of our interest rate hedge; $0.3 million and $1.1 million of loan fees; and $0 million and $0.3 million of miscellaneous.

For the three and nine months ended September 30 2014, consisted of the following adjustments to operating income: $0.2 million and $1.5 million of expenses for sales and use tax matters; and $1.3 million and $2.1 million of other miscellaneous items. For the three and nine months ended September 30, 2014, consisted of the following adjustments to non-operating income and expense: a $(0.3) million and $(33.1) million gain on prepayment of debt, net of prepayment premium and expenses; $0.6 million and $0.7 million of currency remeasurement losses of our foreign operations; $(1.1) million and $(0.3) million of mark-to-market gains related to ineffectiveness of our interest rate hedge; $0.4 million and $1.6 million of loan fees; and $0.4 million and $0.8 million of miscellaneous.

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - unaudited
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) attributable to TransUnion	$(4.0)	$(2.6)	$(13.3)	$0.6
Adjustments before income tax items:
Stock-based compensation(1)	2.5	2.7	13.9	8.5
Mergers and acquisitions, divestitures and business optimization(2)	1.3	10.3	3.1	8.1
Technology transformation(3)	6.8	3.3	18.5	15.8
Other(4)	35.6	0.6	41.1	(29.2)
Amortization of certain intangible assets (5)	43.3	44.9	132.4	116.6
Total adjustments before income tax items	89.5	61.8	209.0	119.8
Change in provision for income taxes per schedule 4	(29.5)	(19.5)	(69.7)	(31.1)
Adjusted Net Income	$56.0	$39.7	$126.0	$89.3

Adjusted Earnings per Share:
Basic	$0.31	$0.27	$0.79	$0.61
Diluted(6)	$0.30	$0.27	$0.78	$0.60

Weighted-average shares outstanding:
Basic	182.1	147.2	159.6	147.0
Diluted(6)	183.8	148.2	161.0	147.8

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three and nine months ended September 30, 2015, consisted of the following adjustments to operating income: a $0 million and $0.6 million adjustment for contingent consideration expense from previous acquisitions; and a $0.3 million and $0.3 million loss on divestiture of a business operation. For the three and nine months ended September 30, 2015, consisted of the following adjustments to non-operating income and expense: $1.0 million and $2.2 million of acquisition expenses.

For the three and nine months ended September 30, 2014, consisted of the following adjustments to operating income: $3.7 million and $11.0 million of merger and acquisition integration expenses; $5.0 million and $10.1 million of business optimization expenses; $1.5 million and $1.5 million adjustment for contingent consideration expense from previous acquisitions; and $0 million and $1.0 million of miscellaneous. For the three and nine months ended September 30, 2014, consisted of the following adjustments to non-operating income and expense: $0 million and $(21.7) million of remeasurement gains of our previously held equity interests upon purchase and consolidation of Credit Information Bureau (India) Limited; a $0 million and $4.5 million impairment charge for a cost-method investment that sold its assets and liquidated; $0.8 million and $2.1 million of acquisition expenses; and $(0.7) million and $(0.4) million of miscellaneous.

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three and nine months ended September 30, 2015, consisted of the following adjustments to operating income: $(0.5) million and $(0.5) million of miscellaneous. For the three and nine months ended September 30, 2015, consisted of the following adjustments to non-operating income and expense: $33.8 million and $37.6 million of debt refinancing expenses; $1.9 million and $2.9 million of currency remeasurement of our foreign operations; $0.4 million and $1.2 million of losses related to mark-to-market ineffectiveness of our interest rate hedge; and $0 million and $(0.1) million of other miscellaneous.

For the three and nine months ended September 30 2014, consisted of the following adjustments to operating income: $0.2 million and $1.5 million of expenses for sales and use tax matters; and $1.3 million and $2.1 million of other miscellaneous items. For the three and nine months ended September 30, 2014, consisted of the following adjustments to non-operating income and expense: a $(0.3) million and $(33.1) million gain on prepayment of debt, net of prepayment premium and expenses; $0.6 million and $0.7 million of currency remeasurement losses of our foreign operations; and $(1.1) million and $(0.3) million of mark-to-market gains related to ineffectiveness of our interest rate hedge; and $(0.1) million and $(0.1) million of other miscellaneous items.

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of acquired intangible assets that were established subsequent to our 2012 change in control.

(6)
For the three months ended September 30, 2015 and 2014, and for the nine months ended September 30, 2015, all outstanding stock awards were anti-dilutive since we reported a net loss attributable to TransUnion on a GAAP basis in those periods. On an As Adjusted basis, we reported net income in all periods and reflect the weighted-average diluted shares outstanding for all periods in the table above.

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - unaudited
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income (loss) before income taxes	$1.1	$0.1	$(1.5)	$20.7
Total adjustments before income taxes per Schedule 3	89.5	61.8	209.0	119.8
Adjusted income before income taxes	$90.6	$61.9	$207.5	$140.5

Provision for income taxes	$(2.1)	$(0.2)	$(4.3)	$(14.4)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(29.6)	(20.8)	(73.7)	(45.6)
Eliminate impact of adjustments for unremitted foreign earnings(2)	1.4	0.7	3.6	12.1
Other(3)	(1.3)	0.6	0.4	2.4
Total adjustments for income taxes	(29.5)	(19.5)	(69.7)	(31.1)
Adjusted provision for income taxes	$(31.6)	$(19.7)	$(74.0)	$(45.5)

Effective tax rate	187.9%	401.4%	280.5%	69.9%
Adjusted Effective Tax Rate	34.9%	31.8%	35.7%	32.4%

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)
Eliminates the impact of certain adjustments related to our deferred tax liability for unremitted earnings, including the lapse of the look-through rule under Subpart F of the Internal Revenue Code and a discrete change from the foreign tax credit to the foreign tax deduction methodology in 2014.

(3)	Eliminates the impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Adjusted Operating Income, Operating Margin and Adjusted Operating Margin - unaudited
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Online Data Services	$159.2	$143.1	$470.6	$418.8
Marketing Services	39.6	35.4	108.2	98.6
Decision Services	45.0	35.5	128.2	102.0
Total USIS	243.8	214.0	707.0	619.4
Developed Markets	25.0	24.4	69.9	68.0
Emerging Markets	43.7	44.3	129.9	119.1
Total International	68.7	68.7	199.8	187.1
Consumer Interactive	80.0	58.4	223.6	171.1
Total revenue, gross	$392.5	$341.1	$1,130.4	$977.6

Intersegment revenue eliminations:
USIS Online	$(2.6)	$(2.3)	$(7.4)	$(6.9)
International Developed Markets	(0.7)	(0.5)	(1.9)	(1.3)
International Emerging Markets	(0.1)	(0.1)	(0.4)	(0.3)
Interactive	—	—	—	—
Total intersegment revenue eliminations	(3.4)	(2.9)	(9.7)	(8.5)
Total revenue as reported	$389.1	$338.2	$1,120.7	$969.1

Gross operating income by segment:
USIS operating income	$47.3	$34.8	$124.5	$96.4
International operating income	7.9	8.5	12.5	15.6
Consumer Interactive operating income	32.0	19.1	80.9	54.5
Corporate operating loss	(26.9)	(21.6)	(69.7)	(58.6)
Total operating income	$60.3	$40.8	$148.2	$107.9

Intersegment operating income eliminations:
USIS	$(2.2)	$(2.0)	$(6.3)	$(5.9)
International	(0.5)	(0.2)	(1.4)	(0.4)
Consumer Interactive	2.7	2.2	7.7	6.3
Corporate	—	—	—	—
Total eliminations	$—	$—	$—	$—

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of operating income to Adjusted Operating Income:
USIS operating income	$47.3	$34.8	$124.5	$96.4
Stock-based compensation(1)	0.5	1.1	3.4	3.4
Mergers and acquisitions, divestitures and business optimization(2)	—	7.9	0.6	18.1
Technology transformation(3)	6.3	2.9	17.3	15.3
Other(4)	(0.5)	0.2	(0.5)	1.6
Amortization of certain intangible assets(5)	33.0	32.4	99.0	84.6
Adjusted USIS Operating Income	86.6	79.3	244.1	219.4

International operating income	7.9	8.5	12.5	15.6
Stock-based compensation(1)	1.2	0.8	7.7	2.7
Mergers and acquisitions, divestitures and business optimization(2)	0.3	0.2	0.3	2.6
Technology transformation(3)	0.5	0.4	1.2	0.5
Other(4)	—	—	—	0.3
Amortization of certain intangible assets(5)	8.8	10.7	28.2	27.1
Adjusted International Operating Income	18.6	20.6	49.9	48.8

Consumer Interactive operating income	32.0	19.1	80.9	54.5
Stock-based compensation(1)	0.1	0.1	0.3	0.2
Other(4)	—	1.3	—	1.7
Amortization of certain intangible assets(5)	1.5	1.7	5.2	4.9
Adjusted Consumer Interactive Operating Income	33.6	22.2	86.4	61.3

Corporate operating loss	(26.9)	(21.6)	(69.7)	(58.6)
Stock-based compensation(1)	0.7	0.7	2.5	2.2
Mergers and acquisitions, divestitures and business optimization(2)	—	2.1	—	3.0
Adjusted Corporate Operating Income	(26.2)	(18.8)	(67.1)	(53.4)

Total operating income	60.3	40.8	148.2	107.9
Stock-based compensation(1)	2.5	2.7	13.9	8.5
Mergers and acquisitions, divestitures and business optimization(2)	0.3	10.2	0.9	23.7
Technology transformation(3)	6.8	3.3	18.5	15.8
Other(4)	(0.5)	1.5	(0.5)	3.6
Amortization of certain intangible assets(5)	43.3	44.9	132.4	116.6
Total operating income adjustments	52.4	62.5	165.1	168.2
Total Adjusted Operating Income	$112.7	$103.3	$313.3	$276.1

Operating margin(6):
USIS	19.4%	16.3%	17.6%	15.6%
International	11.5%	12.4%	6.3%	8.3%
Consumer Interactive	40.0%	32.7%	36.2%	31.9%
Total operating margin	15.5%	12.1%	13.2%	11.1%

Adjusted Operating Margin(6):
USIS	35.5%	37.1%	34.5%	35.4%
International	27.1%	30.0%	25.0%	26.1%
Consumer Interactive	42.0%	38.1%	38.6%	35.9%
Total Adjusted Operating Margin	29.0%	30.6%	28.0%	28.5%

Note: totals in tables may not foot due to rounding.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three and nine months ended September 30, 2015, consisted of the following adjustments to operating income: a $0 million and $0.6 million adjustment for contingent consideration expense from previous acquisitions (USIS); and a $0.3 million and $0.3 million loss on divestiture of a business operation (International).

For the three and nine months ended September 30, 2014, consisted of the following adjustments to operating income: $3.7 million and $11.0 million of merger and acquisition integration expenses ($3.4 million and $9.1 million USIS, $0.2 million and $1.8 million International, and $0.1 million and $0.1 million Corporate); $5.0 million and $10.1 million of business optimization expenses ($3.0 million and $7.4 million USIS, $0 million and $(0.2) million International, and $2.0 million and $2.9 million Corporate); $1.5 million and $1.5 million adjustment for contingent consideration expense from previous acquisitions (USIS); and $0 million and $1.0 million of miscellaneous (International).

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)	For the three and nine months ended September 30, 2015, consisted of the following adjustments to operating income: $(0.5) million and $(0.5) million of miscellaneous (USIS).
For the three and nine months ended September 30 2014, consisted of the following adjustments to operating income: $0.2 million and $1.5 million of expenses for sales and use tax matters ($0.2 million and $1.1 million USIS, and $0 million and $0.4 million Consumer Interactive); and $1.3 million and $2.1 million of other miscellaneous items ($0 million and $0.5 million USIS, $0 million and $0.3 million International, and $1.3 million and $1.3 million Consumer Interactive).

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of acquired intangible assets that were established subsequent to our 2012 change in control.

(6)	Segment operating margin and Adjusted Operating Margin calculated using segment gross revenue. Consolidated operating margin and Adjusted Operating Margin calculated using as reported revenue.

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - unaudited
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Depreciation and amortization:
USIS	$52.8	$47.8	$153.7	$126.3
International	14.2	14.6	42.6	36.3
Consumer Interactive	2.8	2.7	8.8	7.3
Corporate	1.7	2.2	4.1	4.2
Total depreciation and amortization	$71.5	$67.3	$209.2	$174.1